CONSULTING AGREEMENT

         This Consulting Agreement effective September 1st , 2001 ("Effective Date") by and between Lexon Inc. and Oklahoma Corporation hereinafter referred to as "Company" or "Lexon" on one hand and Dr. Siamak Tabibzadeh hereinafter referred to as "Consultant" or "Dr. Tabibzadeh" on the other.

                                    RECITALS

         WHEREAS, the Company has supported the consultant's research since July of 1998.

         WHEREAS, the Company has an exclusive licensing agreement of certain intellectual property invented by Consultant in connection with a Research and License Agreement, dated July 1, 1998 with North Shore University Hospital Research Corporation (NSUH) and a subsequent agreement.

         WHEREAS, the Company has the exclusive license for the commercialization of the ebaf assay for the following purposes; (a) diagnostic screening test for colon cancer; (b) diagnostic screening test for ovarian cancer; (c) diagnostic screening test for bladder cancer; (d) Method for inducing growth and enhancing survival of nervous tissue; (e) Inhibition of TGF-Beta and Uses Thereof [US09/679,971]; and (f) Method for Promoting Hair Growth

         WHEREAS, Lexon has engaged an independent third party Docro Inc. for the commercialization of the ebaf assay technologies described above.

         WHEREAS, Lexon has fulfilled all terms of the NSUH Agreement whereby the parties have executed general releases.

         WHEREAS, Lexon desires to retain consultant to contain his research and to attempt to validate the technologies above and other duties as set forth below.

         WHEREAS, Dr. Tabibzadeh's has been previously employed by NSUH, and that NSUH has no rights to the inventions or research developed under this Agreement.

         WHEREAS, the Consultant's research is more specifically set forth in his research proposal which is attached and made apart hereof as exhibit "A".

         NOW THEREFORE, in consideration of the mutual agreements and promises recited herein, and for other good and valuable consideration, receipt and sufficiency which is hereby acknowledged, the parties agree as follows:



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1.   Engagement.  The Company engages the Consultant and Consultant  accepts the engagement form the Company to continue the research and development of the ebaf assay.
2. Scope of Engagement. The Consultant agrees to devote his full time good faith efforts to continue the research and development and validation of the uses of the ebaf assay and such other duties and tasks as may be assigned by the Company from time to time.
3.   Term of  Engagement.  The  Consultant  shall be engaged on a month by month
     basis.  The  parties  agree  to  use  reasonable   efforts  to  ensure  the
     consultant's employment at an academic institution or commercial research facility which is agreeable to Consultant.
4. Duties. The Consultant duties shall include its best efforts to validate the Research Technology as defined in paragraph twelve below. Any test, trials, studies or other activities in furtherance of the Consultant's duties shall be carried out in accordance with the FDA good Laboratory Practices and in a matter acceptable to relevant health authorities.
5. NIH Grant. The Consultant agrees to uses his best efforts in order to obtain an NIH Grant for the research set forth in this agreement.
6.   Compensation.  The Company agrees to compensate the Consultant at a rate of
     Sixteen   thousand  six  hundred   sixty-six   dollars   thousand   dollars
     ($16,666.00) per month.
7. Moving Expenses. The Company agrees to pay all reasonable moving expenses for Dr. Tabibzadeh.
8. Facility Expenses. The Company agrees to pay expenses for the Consultant's research facilities. These expenses are subject to the Company's prior written approval.
9. Facility. Any such research facility shall comply with all state and federal law including but not limited to FDA guidelines.
10.  Employment   Benefits.   The  Consultant  agrees  that  he  shall  have  no
     participation in any employee benefit programs now in effect or hereafter established by the Company, and Consultant shall not be entitled to participate in health, accident, and life insurance programs, vacation benefits, and pension, profit sharing or other employee benefits.
11. Taxes. The Consultant is responsible for all local, state and federal taxes due and owing under this Agreement.
12.  Independent  Contractor.  The  Consultant  is deemed  to be an  independent
     contractor  and  not  an  employee,   partner,   joint  venturer  or  other
     representative of the Company.
13. Title. It is hereby agreed that all right, title and interest, in and to the Research Technology shall vest in the Company, and in and to any
     drawings,   plans,   diagrams,  and  other  documents  containing  Research
     Technology shall vest solely in the Company. Research Technology shall be defined as Dr. Tabibzadeh's (or Consultant's) research for validation that lefty can be used for the diagnosis and/or treatment of various forms of human cancer, the treatment of fibrotic disorder and the treatment of hair loss. At the request of the Company the Consultant shall take all necessary steps to give full effect to said right, title and


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     interest of the Company  including but not limited to, the execution of any documents which may be required to record such title, right and interest with the appropriate agency or government office.
14. New Inventions. Any new inventions, including inadvertent inventions shall be the owned by the Company, subject solely to the patent rights of the U.S. Government and its agencies, as set forth in Title 35 U.S.C.ss.200 et seq. for funding and assistance received if and when a grant is obtained as set forth in paragraph four.
15. Patents. The Company will an assignment for all patents filed by Dr. Tabibzadeh covering his new inventions. The Consultant will promptly disclose to Lexon in writing any inventions, which constitute potential patents. The parties will consult with each other regarding the prosecution of all patent applications with respect to the Research Technology. The Company may refuse the assignment of any patent in writing upon the Consultant's disclosure. After such refusal the Company shall not be responsible for the patent related fees. The Consultant shall take all necessary steps to give full effect to said right, title and interest of the Company including but not limited to, the execution of any documents which may be required to record such title, right and interest with the appropriate agency or government office. The Company and Consultant shall assist, and cause their respective employees and consultants to assist each other, in assembling inventorship information and data for the filing and prosecution of patent applications on inventions pertaining to the Research Technology.
16. Royalties. The Company agrees to further compensate the inventor with a four percent (4%) royalty of the net proceeds for the Company's net sale of any Research Products. Research Products shall be defined any product developed for commercial use from the Research Technology. The four percent (4%) royalty shall further entitle the Consultant to four percent (4%) of the net proceeds of any grant of license agreement for the Research Technology to third parties. The term net proceeds, shall entitle the Company to deduct all reasonable expenses associated with the development, marketing, sale, management and related fees and expenses of the Company consistent with its current accounting practices.
17. Research Papers and Articles. The Consultant shall not publish any research publication concerning his research without the Company's prior written approval. The Company shall not unreasonably withhold such approval. The Company further agrees to review all publications within four weeks of receipt.
18. Research Updates. The Consultant shall provide quarterly updates to the Company, which sets forth in detail the progress in the research and development for the quarter.
19. Publicity/Public Relations. The Company shall issue public statements and or press rel3eases based upon the researcher's progress from time to time at it's sole discretion, subject to the Consultants written verification for the accuracy of the public statement.
20. Continuation. This Agreement may continue beyond it original terms upon written consent of both parties.
21. Governing Law and Venue. This contract shall be deemed to be executed in the state of Oklahoma. Therefore, Oklahoma law shall govern any dispute arising


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     hereunder.  Furthermore,  the  parties  hereby  agree  that  Tulsa  County,
     Oklahoma shall be the exclusive venue for any such disputes.
22. Relation of the Parties. This Agreement does not and shall not constitute an agency, partnership or joint venture between the parties. Neither party shall hold itself out as an agent of the other party. Neither Lexon nor Stony Brook shall have the right to bind or obligate each other.
23. Assignment. No party shall have the right to assign this Agreement to a third party without the other parties prior written consent. This Agreement will be recognized in the event of a merger, acquisition of these entities or a substantial portion of their assets.
24. Waiver. No action by the parties shall constitute a waiver from any provision of this Agreement unless duly signed by both parties to this Agreement.
25. Severability. If any potion of this Agreement is held invalid, illegal or unenforceable the remainder shall be in full force and effect.
26. Headings. Headings are for reference only and shall have no effect on the meaning of any provision of the Agreement.
27.  Entire Agreement.  This Agreement  constitutes the entire agreement between
     the   parties   and   supersedes   all   previous   agreements,   promises,
     representation, proposals and understandings whether written or oral.

     IN WITNESS WHEREOF, the parties have executed this the 1 day of September, 2001.








/s/ Gifford Mabie
-------------------------------------
Gifford M. Mabie
President and Chief Executive Officer
Lexon, Inc.